Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2011, on the consolidated financial statements of Zuoan Fashion Limited, which report appears in the Annual Report on Form 20-F for the year ended December 31, 2010.

/s/ GHP HORWATH, P.C.

Denver, Colorado
November 14, 2011